Exhibit 99.1


                 Friendly's Names Florence Tassinari Controller


     WILBRAHAM, Mass.--(BUSINESS WIRE)--June 1, 2006--Friendly Ice Cream Corporation (Amex: FRN) today announced that it has named Florence Tassinari as Controller. Ms. Tassinari assumed her new post on May 31, 2006 following the retirement of Allan Okscin.
     Ms. Tassinari joined the Company in 1988 and has served in various accounting and financial positions. Most recently, since 1996, she has been Assistant Controller. Tassinari earned a B.S. in Business Administration from American International College in Springfield, Massachusetts, and is a Certified Public Accountant.
     "For the past 18 years, Flo has demonstrated her exceptional ability and commitment to Friendly's. She brings substantial experience and knowledge to this demanding position and we look forward to her continuing contributions," said Steve Sanchioni, Vice President, Financial and Accounting Services.
     The Company would like to thank Mr. Okscin for his contributions over the years and wishes him well in his retirement.

     About Friendly's

     Friendly Ice Cream Corporation (Amex: FRN) is a vertically integrated restaurant company serving signature sandwiches, entrees and ice cream desserts in a friendly, family environment in more than 520 company and franchised restaurants throughout the Northeast. The Company also manufactures ice cream, which is distributed through more than 4,500 supermarkets and other retail locations. With a 70-year operating history, Friendly's enjoys strong brand recognition and is currently revitalizing its restaurants and introducing new products to grow its customer base.


     CONTACT: Friendly's Restaurants
              Maura C. Tobias, 413-731-4238